Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3ASR No. 333-197596) of Symetra Financial Corporation and in the related Prospectus, and

(2)	Registration Statement (Form S-8 No. 333-164506) pertaining to the Symetra Financial Corporation Equity Plan and the Symetra Financial Corporation Employee Stock Purchase Plan;

of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedules of Symetra Financial Corporation, and the effectiveness of internal control over financial reporting of Symetra Financial Corporation, included in this Annual Report (Form 10-K) of Symetra Financial Corporation for the year ended December 31, 2014.
/s/ Ernst & Young LLP
Seattle Washington
February 26, 2015